Filed Pursuant to Rule 424(b)(3)

File No. 333-175423

Great-West SecureFoundation®

Group Fixed Deferred Annuity Certificate

Issued by:

Great-West Life & Annuity Insurance Company

SUPPLEMENT dated October 29, 2013

to the Prospectus dated May 1, 2013

Effective October 8, 2013, the second paragraph under the heading “About Us” on page 40 of the Prospectus is deleted in its entirety and replaced with following:

“Great-West is a wholly owned subsidiary of GWL&A Financial, Inc., a Delaware holding company. GWL&A Financial, Inc. is an indirect wholly-owned subsidiary of Great-West Lifeco Inc., a Canadian holding company. Great-West Lifeco Inc. is a subsidiary of Power Financial Corporation, a Canadian holding company with substantial interests in the financial services industry. Power Financial Corporation is a subsidiary of Power Corporation of Canada, a Canadian holding and management company. Through a group of private holding companies, The Desmarais Family Residuary Trust, which was created on October 8, 2013 under the Last Will and Testament of Paul G. Desmarais, has voting control of Power Corporation of Canada.”

This Supplement must be accompanied by or read in conjunction with the current

Prospectus, dated May 1, 2013. Please keep this supplement for future reference.